CONSULTING CONTRACT

Dated for reference this 17th day of December, 1999.

This Consulting Agreement is made between:

Urbana.ca, Inc. (the "Corporation") and;

Lorna Seaton (the "Consultant").

Whereas, Urbana.ca, Inc. requires certain consulting services , including due diligence review and valuation consultation in connection with the acquisition of several private companies; and

Whereas, Lorna Seaton is qualified and willing to provide said services under the terms and conditions hereinafter set forth.

Now, therefore, the parties herein agree to the following terms and conditions:

(1) The Consultant shall provide sufficient time and effort to complete various due diligence assignments concerning acquisitions described herein prior to December 30, 1999.

(2) The Consultant shall participate in formulating valuation criteria and may participate in negotiations related to this issue.

(3) The Consultant shall receive a total of 100,000 shares in the capital of the Corporation to be paid at the completion of due diligence and regardless of whether either of the contemplated acquisitions closes. Said shares shall also be deemed as adequate consideration for any expenses incurred by the Consultant and shall be issued in the name of Lorna Seaton.

(4) Said shares shall be registered with an S-8 filing at the Corporation's first opportunity.

(5) The Consultant is not entitled to any further compensation at the close of any of the contemplated acquisitions.

(6) It is understood and acknowledged by both parties that the Consultant is acting as independent consultant and, therefore, may not enter into any agreements or incur any obligations or expenses other than as described herein. The Consultant further agrees not to disclose material information about the Corporation and its business and shall not be retained by any individual or corporation with similar business interests as the Corporation or the targeted acquisitions for a period of one year.

In Witness Whereof, the parties hereto have duly executed and delivered the Consulting Agreement as of the date first written above.

                                         Urbana.ca, Inc.


                                         By :  /s/  Robert S. Tyson
                                         Robert S. Tyson, Secretary


                                         Lorna Seaton


                                         /s/  Lorna Seaton